Exhibit 99.1

Innovative Food Holdings purchases property and facility in Bonita Springs and announces new commercial banking relationship.

NAPLES, FL – 3/14/13 -- Innovative Food Holdings, Inc. (OTCQB: IVFH) is pleased to announce that it has purchased an office and warehouse building  in Bonita Springs, Florida  which will serve as  the  headquarters for Innovative Food Holdings and its subsidiaries.  The building was built in 2007 utilizing high quality construction and offers a variety of high efficiency operational features including state of the art technology and security throughout the building.   The property includes 1.1 acres of land and close to 10,000 square feet of combined office and warehouse space and was purchased as part of a bank short sale.

As part of the transaction, Innovative Food Holdings has entered into a banking relationship with Fifth Third Bank through which Fifth Third Bank will be providing financing for approximately 70% of the purchase price of the building. In addition, discussions are ongoing with Fifth Third Bank to further expand Innovative Food Holdings’ banking relationship with the bank.

Justin Wiernasz, President of Innovative Food Holdings, commented “We had been seeking a suitable location to expand our business and we are excited to have found a location which is both in an attractive real estate area and meets our growing needs. The additional warehouse space and office space provides Innovative Food Holdings with additional flexibility and space at a lower ongoing monthly cash outlay than our current rented location. We plan on relocating the company to the new headquarters towards the middle of 2013.”

Sam Klepfish, CEO of Innovative Food Holdings, further noted “I wish to congratulate our team on a job well done in all areas of this transaction.  Furthermore, we are delighted to enter into a banking relationship with one of the premier baking institutions in the United States and we look forward to working on expanding that relationship”.

Tim Reiter, Vice President of Fifth Third Bank, commented on the transaction “We are excited to enter into a business relationship with a fast growing company like Innovative Food Holdings. We were truly impressed by Innovative Food Holdings’ vision and strategy for their business and look forward to working with Innovative Food Holdings as they continue to grow their business”.

About Innovative Food Holdings

Innovative Food Holdings, through its subsidiaries, is a leading nationwide provider of direct from source specialty foods, healthcare foods and artisanal foods, to the professional foodservice market.  IVFH also markets those products directly to the consumer, through its website at www.forthegourmet.com.  Many of  Innovative Food Holdings’  7,000 products are used on a daily basis by approximately 30,000 of some of the leading professional chefs across the United States.

About Fifth Third:

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. Fifth Third Bancorp has $122 billion in assets and operates 18 affiliates with 1,324 full-service Banking Centers, including 106 Bank Mart® locations open seven days a week inside select grocery stores and 2,413 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 33% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2012, had $308 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third's common stock is traded on the NASDAQ® National Global Select Market under the symbol "FITB." Fifth Third Bank. Member FDIC. Equal Housing Lender.

Investor Contacts:  KCSA Strategic Communications Philip Carlson / Josh Dver+1 212.896.1233 / +1 212.896.1239 pcarlson@kcsa.com / jdver@kcsa.com

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the "Company") that are based on the current beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as "should," "could," "anticipate," "believe," "intend," "plan," "might," "potentially" or "expect." The Company does not intend to update these forward-looking statements.  The information about Fifth Third Bank was supplied to us by a third party and we accept no responsibility for its accuracy.